SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549

                                  FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                            Commission File Number:     1-2267
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                            The Mead Corporation
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           (Exact name of registrant as specified in its charter)

                          Mead World Headquarters
                        Courthouse Plaza, Northeast
                             Dayton, Ohio 45463
                         Telephone: (937) 495-6323
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         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

      Common Shares without par value and Common Share Purchase Rights
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          (Title of each class of securities covered by this Form)

                                    None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)       /x/    Rule 12h-3(b)(1)(i)      /x/
         Rule 12g-4(a)(1)(ii)      /_/    Rule 12h-3(b)(1)(ii)     /_/
         Rule 12g-4(a)(2)(i)       /_/    Rule 12h-3(b)(2)(i)      /_/
         Rule 12g-4(a)(2)(ii)      /_/    Rule 12h-3(b)(2)(ii)     /_/
                                          Rule 15d-6               /_/

Approximate number of holders of record as of the certification
or notice date:                                                      1
                                                                     -

Pursuant to the requirements of the Securities Exchange Act of 1934, The Mead Corporation has caused this certification/notice to signed on its behalf by the undersigned duly authorized person.

                                           THE MEAD CORPORATION


Date:    January 29, 2002                  By: /s/ Sue K. McDonnell
                                               ---------------------------------
                                           Name:  Sue K. McDonnell
                                           Title: Vice President,
                                                  General Counsel & Secretary

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.